Exhibit 99.1

TURBOSONIC TECHNOLOGIES TAKING ACTION TO ADDRESS ECONOMIC DOWNTURN

For Immediate Release
Waterloo, Ontario, Canada
March 8, 2010

TurboSonic Technologies, Inc. (OTC Bulletin Board – TSTA), a global provider of clean air technologies, today announced it had taken the following actions to reduce overheads while maintaining operating flexibility:

  Temporary salary reductions ranging from 20% to 50%;

  Temporary unpaid leaves of absence for a limited number of employees.

These actions are expected to remain in place through June 30, 2010. TurboSonic anticipates that it will realize cost reductions of between $425,000 and $475,000 as a result of these actions, after taking into account initial charges approximating $10,000.

"We continue to be unburdened by debt and have a strong cash position. We reported an increase in market activity in our February 12, 2010 press release and are seeing this upward trend strengthen, particularly for funded near-term projects, as we continue to execute on our strategy," stated Edward Spink, TurboSonic’s CEO. "We are taking prudent measures to address the downturn in capital spending on environmental equipment while maintaining our competitive position in key markets. These actions are in addition to cost containment measures mentioned in previous press releases, including curtailment of capital and discretionary expenditures. We have endeavored to preserve our flexibility to be prepared for future opportunities as well as uncertainties in our markets while maintaining capabilities for project execution that will be required as new regulations are implemented and our new technologies gain acceptance."

TurboSonic Technologies (www.turbosonic.com) designs and markets air pollution control technologies to industrial customers worldwide. Its products help companies in the Cement and Mineral Processing, Ethanol & Biofuels, Metals & Mining, Petrochemicals, Power Generation, Pulp & Paper, Waste Incineration, and Wood Products industries meet the strictest emissions regulations, improve performance and reduce operating costs.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement. Factors that impact such forward-looking statements include, among others, changes in general economic conditions, interest rates, government regulations, and competition. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statement, see the annual report on Form 10-K and other documents the Company files from time to time with the Securities and Exchange Commission.

TurboSonic Technologies, Inc. (OTC Bulletin Board: TSTA - News)

Contact:

Ed Spink, CEO
espink@turbosonic.com
519-885-5513 ext. 214

TurboSonic Inc.	TurboSonic Technologies Inc.
Canadian Office	US Office	European Office
550 Parkside Drive, Suite A-14	239 New Road, Bldg B, Suite 205	VIA IV Novembre, 92
Waterloo, ON, Canada N2L 5V4	Parsippany, NJ, USA 07054	Bollate (MI) 20021, Italy
Tel: 519-885-5513	Tel: 973-244-9544	Tel: 39-02-38305384
Fax: 519-885-6992	Fax: 973-244-9545	Fax: 39-02-33301943
info@turbosonic.com	info@turbosonic.com	info.eu@turbosonic.com

www.turbosonic.com